Exhibit 10.3

AMENDMENT

THIS AMENDMENT is made as of the 31st day of July 2006 to the Employment Agreement between Paul A. Mahon (“Executive”) and United Therapeutics Corporation dated June 16, 2001, as previously amended (the “Agreement”).

WHEREAS, the parties desire to amend the Agreement as provided below.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby amend the Agreement as follows:

1.  Term of the Agreement.  The first sentence of Section 10(c) of the Agreement presently provides as follows:

Executive agrees not to accept employment from, nor render services in any capacity for, nor have any other business relationships with, nor engage in any business activity in which it would be useful or helpful to Executive or others with whom he is associated for Executive to use or disclose Confidential Information of the Company with, a person or entity engaged in a business located anywhere in the world which directly competes with the Company’s then existing or planned business a period of one (1) year following Executive’s last receipt of compensation from the Company, whether the termination of Executive’s employment by either party was with or without Cause.

In order to increase the term of Executive’s non-competition agreement with United Therapeutics Corporation, the foregoing first sentence of Section 10(c) shall be replaced in its entirety with the following provision:

Executive agrees not to accept employment from, nor render services in any capacity for, nor have any other business relationships with, nor engage in any business activity in which it would be useful or helpful to Executive or others with whom he is associated for Executive to use or disclose Confidential Information of the Company with, a person or entity engaged in a business located anywhere in the world which directly competes with the Company’s then existing or planned business a period of two (2) years following Executive’s last receipt of compensation from the Company, whether the termination of Executive’s employment by either party was with or without Cause.

2.  Effect.  No other provisions of the Agreement shall be affected by this Amendment, and all other provisions of the Agreement shall remain in full force and effect.

In witness whereof, the parties have executed this Amendment effective as of the date first written above.

UNITED THERAPEUTICS CORPORATION

/s/ Paul A. Mahon	/s/ Alyssa Friedrich
Paul A. Mahon	Alyssa Friedrich